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                                                                   EXHIBIT 10.4

APPROVAL OF DISCRETIONARY BONUS

     WHEREAS, the Board, upon the recommendation of the Compensation and Development Committee, wishes to award a discretionary bonus to Mr. Robert D. Krebs, former Chairman of the Board of Directors of Burlington Northern Santa Fe Corporation (the "Company").

     NOW THEREFORE, IT IS RESOLVED, that Mr. Krebs be provided with a bonus of $2,500,000 payable April 30, 2002.

     FURTHER RESOLVED, that the appropriate officers of the Company are hereby authorized and directed to take or cause to be taken such actions as may, in the judgment of any of such officers, be necessary or appropriate to carry out the purpose of these resolutions.

Burlington Northern Santa Fe Corporation
Meeting of the Board of Directors
April 18, 2002

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